Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AutoZone, Inc. 2006 Stock Option Plan of our reports dated October 19, 2006, with respect to the consolidated financial statements of AutoZone, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended August 26, 2006, AutoZone, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AutoZone, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Memphis Tennessee
December 19, 2006